Trenwick Group Inc.

[TRENWICK LOGO]

                                                     One Canterbury Green
                                                     Stamford, Connecticut 06901

April 16, 1999

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Trenwick Group Inc. (the "Company") on Thursday, May 20, 1999, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, at 10:00 a.m. local time. A Notice of the Meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon at the meeting are enclosed.

All holders of common stock as of the close of business on March 25, 1999, are entitled to vote at the Annual Meeting on the basis of one vote for each share of common stock held.

A record of the Company's activities for the year 1998 is included in the annual report to stockholders. Whether or not you attend the Annual Meeting, the Company requests that you please exercise your voting rights by completing and returning your Proxy promptly in the enclosed self-addressed, stamped envelope. If you attend the meeting and desire to vote in person, your Proxy will not be used.

Sincerely,
/s/ James F. Billett, Jr.
JAMES F. BILLETT, JR.
Chairman, President and Chief Executive Officer

                                [TRENWICK LOGO]
                              ONE CANTERBURY GREEN

                          STAMFORD, CONNECTICUT 06901

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

To the Holders of Common Stock:

     The Annual Meeting of Stockholders of Trenwick Group Inc. (the "Company"), a Delaware corporation, will be held on Thursday, May 20, 1999, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut at 10:00 a.m. local time to act upon the following matters:

PROPOSAL NO. 1

     To elect three directors to serve until the Annual Meeting of Stockholders in 2002.

PROPOSAL NO. 2

     To ratify the appointment of PricewaterhouseCoopers LLP
("PricewaterhouseCoopers") as independent accountants for the year ending December 31, 1999.

PROPOSAL NO. 3

     To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on March 25, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only holders of record of the Company's common stock at the close of business on March 25, 1999 will be entitled to vote at the meeting and any adjournment or postponement thereof.

     MANAGEMENT SINCERELY DESIRES THE ATTENDANCE OF EVERY STOCKHOLDER AT THE MEETING. IT IS RECOGNIZED, HOWEVER, THAT SOME WILL BE UNABLE TO ATTEND. IN ORDER TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

                                          By order of the Board of Directors,
                                          /s/ Jane T. Wiznitzer

                                          Jane T. Wiznitzer
                                          Secretary

                                [TRENWICK LOGO]
                              ONE CANTERBURY GREEN

                          STAMFORD, CONNECTICUT 06901

                                PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is being furnished by Trenwick Group Inc. (the "Company") to stockholders of the Company on or about April 16, 1999, in connection with the solicitation of Proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 20, 1999, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut at 10:00 a.m. local time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The cost of soliciting Proxies will be borne by the Company. The Company will supply Proxies and proxy materials as requested to brokerage houses, nominees, fiduciaries and other custodians for transmission to the beneficial owners of the Company's common stock and will reimburse such parties for reasonable expenses incurred thereby. Proxy solicitations may be made by mail, telephone and other means by employees of the Company and by others. D. F. King & Co., Inc., New York, New York, has been engaged by the Company to assist in the solicitation of Proxies for an anticipated fee of approximately $6,500, plus out-of-pocket costs and expenses.

VOTING SECURITIES

     The close of business on March 25, 1999, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At such date the Company had issued and outstanding 10,630,510 shares of common stock, par value $.10 per share. Each share of common stock issued and outstanding on the record date will be entitled to one vote on all matters to come before the Annual Meeting.

ANNUAL REPORT

     A copy of the annual report to stockholders for the fiscal year 1998 containing financial statements of the Company has been mailed to all stockholders.

REVOCATION OF PROXY

     The accompanying Proxy, if properly executed by a stockholder entitled to vote, will be voted at the Annual Meeting, but may be revoked at any time before the vote is taken by giving written notice to the Secretary of the Company, by a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

QUORUM

     The presence, in person and by Proxy, of a majority in number of the outstanding shares of common stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the Annual Meeting. Each share is entitled to one vote. In accordance with the Company's Restated Certificate of Incorporation, as amended, and the General Corporation Law of the State of Delaware, (i) a plurality of the votes duly cast is required for the election of directors to serve until the Annual Meeting of Stockholders in 2002; and (ii) the affirmative vote of a majority of the votes duly cast is required to ratify the appointment of PricewaterhouseCoopers as independent accountants for the year ending December 31, 1999.

     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the General Corporation Law of the State of Delaware, abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting but are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will be included for the purposes of determining whether a quorum is present at the Annual Meeting, but will not be included in the tabulation of the voting results and will not have the effect of votes in opposition with respect to the election of directors or the ratification of the appointment of PricewaterhouseCoopers.

AUTHORITY GRANTED BY THE PROXY

     The Proxy is in such form as to permit a vote for, or the withholding of authority to vote for, individual nominees, and to indicate separate approval, disapproval or abstention with respect to the other proposals which are identified in the Proxy and accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. If no instructions are indicated, Proxies returned to the Company will be voted FOR the election of the directors described herein by the persons named in the enclosed Proxy, to wit:
James F. Billett, Jr., W. Marston Becker and Joseph D. Sargent, or any one or several of them as may act (the "Proxy Committee"). With respect to the other proposal described herein, if no instructions are indicated, the shares represented by the Proxy will be voted FOR the proposal. As to any such other matters that may properly be brought before the Annual Meeting, the shares represented by the Proxy will be voted in accordance with the judgment of the Proxy Committee.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the stockholders known to the Company to be beneficial owners of more than five percent of the outstanding common stock, as of the record date, based upon information filed with the Securities and Exchange Commission (the "Commission"). Such stockholders hold sole voting and dispositive power over such shares except as noted.

                                                                 SHARES
                                                              BENEFICIALLY
                       NAME & ADDRESS                            OWNED          PERCENT
                       --------------                         ------------      -------
The Prudential Insurance Company of America.................   1,453,400(1)      13.7%
  751 Broad Street
  Newark, New Jersey 07102
NewSouth Capital Management, Inc. ..........................   1,132,606(2)      10.7%
  1000 Ridgeway Loop Road, Suite 233
  Memphis, Tennessee 38120
Royce & Associates Inc. ....................................     859,715(3)       8.0%
Royce Management Company
Charles M. Royce
  1414 Avenue of the Americas
  New York, New York 10019
Reich & Tang Asset Management L. P. ........................     714,600(4)       6.7%
  600 Fifth Avenue
  New York, New York 10020

                                                                 SHARES
                                                              BENEFICIALLY
                       NAME & ADDRESS                            OWNED          PERCENT
                       --------------                         ------------      -------
Orion Capital Corporation...................................     608,269(5)       5.7%
  9 Farm Springs Road
  Farmington, Connecticut 06032

---------------
(1) Based upon information contained in Amendment No. 6, dated January 29, 1999, to Schedule 13G filed with the Commission. The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over the shares, which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, so that in the aggregate sole voting and dispositive power is held over 1,091,200 shares and shared voting power and dispositive power is held over 362,200 shares.

(2) Based upon information contained in Amendment No. 4, dated February 8, 1999, to Schedule 13G filed with the Commission. The filing states that of the reported shares, an aggregate of 104,103 shares are managed by NewSouth Capital Management, Inc. ("NewSouth"), a registered investment adviser, through various programs whereby accounts are placed with NewSouth for management and the respective programs retain responsibility for Commission filings should their cumulative holdings trigger the need for 13G reporting. Sole voting power is held over 1,121,106 shares, shared voting power is held over 11,500 shares and sole dispositive power is held over all the shares.

(3) Based upon information contained in Amendment No. 2, dated February 9, 1999, to Schedule 13G filed with the Commission. Royce & Associates, Inc. holds sole voting and dispositive power over 859,715 shares and Royce Management Company holds sole voting and dispositive power over 25,650 shares. Both are registered investment advisers. Mr. Royce may be deemed a controlling person of those entities.

(4) Based upon information contained in Schedule 13G, dated February 12, 1999, filed with the Commission. The shares were purchased by Reich & Tang Asset Management L.P. ("Reich & Tang"), a registered investment adviser, on behalf of certain accounts (none of which has a greater than 5% interest in the stock) for which Reich & Tang provides investment advice on a fully discretionary basis. Reich & Tang holds shared voting and dispositive power over the shares.

(5) Based upon information contained in Amendment No. 5 dated March 18, 1997, to
    Schedule 13G filed with the Commission and additional information subsequently provided to the Company. The shares are held by Orion Capital Corporation's wholly owned subsidiaries, DPIC Companies, Inc. (146,200 shares), EBI Companies, Inc. (120,000 shares) and Security Insurance Company of Hartford (342,069 shares).

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, two of which consist of three directors and one of which consists of two directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the office of directors in Class III expires at the 1999 Annual Meeting.

     The Board of Directors proposes that the nominees described below be elected to Class III for a new term of three years and until their successors are duly elected and qualified. The nominees are currently serving as Class III directors and were elected to Class III at the 1996 Annual Meeting. Proxies may be voted only for the three nominees to Class III.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the Proxy Committee will vote in accordance with its best judgment.

     Unless otherwise directed, all returned Proxies will be voted FOR the election of the directors standing for election in Class III.

                   CLASS III: DIRECTORS STANDING FOR ELECTION

ANTHONY S. BROWN                                             Director since 1990

     Anthony S. Brown, 56, has served as a member of the Audit Committee of the Board of Directors (the "Audit Committee") since 1991. He is a Professor at the Terry Sanford Institute of Public Policy at Duke University and was Director of Equity Administration of The First Boston Corporation, an investment banking firm, between 1991 and 1993. Prior to 1991, Mr. Brown was Vice President, External Affairs, of the University of Connecticut and was formerly Chairman and Chief Executive Officer of Covenant Insurance Company, with which he was associated from 1968 to 1989.

NEIL DUNN                                                 Director since 1984(1)

     Neil Dunn, 49, has been a member of the Investment Committee of the Board of Directors (the "Investment Committee") since 1984 and a member of the Executive Committee of the Board of Directors (the "Executive Committee") and the Compensation Committee of the Board of Directors (the "Compensation Committee") since 1986. He is Managing Director of Kempen Capital Management
(UK) Ltd and previously served in the same capacity for Voyageur International Asset Managers Ltd and for Piper International Asset Management, an affiliate of Piper Jaffray Companies Inc. Prior to 1994, Mr. Dunn was Senior Partner of the investment advisory firm Neil Dunn & Company, Scotland.

P. ANTHONY JACOBS                                         Director since 1979(1)

     P. Anthony Jacobs, 57, has been a member of the Investment Committee since 1979, the Executive Committee and the Compensation Committee since 1986, and the Audit Committee since 1998. Since September 1997, Mr. Jacobs has served as President and Chief Executive Officer of Lab Holdings, a holding company with subsidiary operations in insurance testing, substance abuse testing and clinical laboratory testing, where he also served as President from May 1993 to September 1997 and as Chief Operating Officer from May 1990 to September 1997. From December 1996 until August 1998, he was Chairman of the Board of SLH Corporation. Mr. Jacobs is also a director of Response Oncology, Inc. and Syntroleum Corporation.

                CLASS I: TERM EXPIRES AT THE 2000 ANNUAL MEETING

JAMES F. BILLETT, JR.                                     Director since 1978(1)

     James F. Billett, Jr., 54, has served as Chairman of the Board and Chief Executive Officer of the Company and its predecessor since 1978 and resumed the Presidency in 1988. He is Chairman of the Company's Executive Committee and Investment Committee and is Chairman, President and Chief Executive Officer of Trenwick America Reinsurance Corporation ("Trenwick America Re"), the Company's U.S. operating subsidiary. Mr. Billett also serves as a Director and Chairman of Trenwick Holdings Ltd. ("Trenwick Holdings"), the holding company for the Company's London-based operating subsidiary Trenwick International Ltd. ("Trenwick International"), of which he is also a Director. Mr. Billett was formerly a Vice President of General Reinsurance Corporation.

W. MARSTON BECKER                                            Director since 1997

     Mr. Becker, 46, was named Chairman of the Company's Compensation Committee and a member of the Executive Committee in May 1998. He has been Chairman of the Board and Chief Executive Officer of Orion Capital Corporation ("Orion") since January 1997. He was previously Vice Chairman of the Board (March 1996 to December 1996) and Senior Vice President (July 1994 to March 1996) of Orion and served as President and Chief Executive Officer of the DPIC Companies (subsidiaries of Orion) from July 1994 to June 1996 and as President and Chief Executive Officer of McDonough Caperton Insurance Group, an insurance brokerage firm, from March 1987 to July 1994.

     Trenwick America Re is a reinsurer of various Orion subsidiaries. In each case, Trenwick America Re is a participant in a treaty which includes other independent reinsurers subject to the same terms and conditions. Aggregate reinsurance premiums written with Orion subsidiaries in 1998 were $2.7 million, representing 1.26% of total reinsurance premiums written by Trenwick America Re for the year.

JOSEPH D. SARGENT                                         Director since 1978(1)

     Joseph D. Sargent, 69, has been a member of the Executive Committee since 1979, a member of the Compensation Committee since 1986 and a director of Trenwick America Re since 1997. He has been Chairman of Bradley, Foster & Sargent, an investment advisory firm, since 1994 and since 1998 has been Vice Chairman of Connecticut Surety Corporation, where he served as Chairman from 1993 to 1998. Mr. Sargent is a member of the Board of Directors of Mutual Risk Management, Ltd., MMI Companies Inc., E. W. Blanch Holdings, Executive Risk Inc., Policy Management Systems Corporation and Command Systems Inc.

               CLASS II: TERM EXPIRES AT THE 2001 ANNUAL MEETING

FREDERICK D. WATKINS                                      Director since 1979(1)

     Frederick D. Watkins, 83, has been a member of the Executive Committee since 1979, a member of the Compensation Committee since 1986, a member of the Audit Committee since 1988 and a director of Trenwick America Re since 1983. He is retired Executive Vice President of Connecticut General Insurance Corporation (1979-1980) and former President of Aetna Insurance Company (1966-1979), which he joined in 1937. Mr. Watkins was Chairman of Terra Nova Insurance Company Ltd. from 1978 until 1994.

STEPHEN R. WILCOX                                         Director since 1978(1)

     Stephen R. Wilcox, 65, has been a member of the Investment Committee since 1979 and a member of the Audit Committee since 1985, serving as the latter's Chairman since 1988. Since 1998, Mr. Wilcox has been President and Chief Executive Officer of Kelton International Inc., a securities broker-dealer. He was previously President of The Wilcox Group, Inc., a financial and consulting firm, and Senior Vice President of Conning & Company, with which he was associated from 1958 to 1988.

     There are no family relationships among any directors and executive officers of the Company.

     All directors have entered into indemnification agreements with the Company which limit a director's personal liability, as a result of serving as a director, to the maximum extent permitted by Delaware law.
---------------
(1) Dates earlier than December 30, 1985, reflect Board membership of Trenwick Limited, the Company's predecessor.

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during 1998. No director attended fewer than 75% of the aggregate number of meetings of the Board and Board Committees on which the director served. The Company does not have a Nominating Committee and nominations for directors are made by the Board of Directors.

     The Audit Committee is composed of Messrs. Wilcox -- Chairman, Brown, Jacobs and Watkins. The Committee has responsibility to recommend to the Board of Directors the selection of the Company's independent accountants, to review and approve the scope of the independent accountants' audit activity, to review the financial statements which are the subject of the independent accountants' certification and to review with such independent accountants the adequacy of the Company's accounting systems and system of internal accounting controls. The Audit Committee met five times during 1998.

     The Compensation Committee is composed of Messrs. Becker -- Chairman, Dunn, Jacobs, Sargent and Watkins. The Committee exercises authority with respect to the Company's compensation structure for senior executives and other key employees, approves cash compensation and non-stock based benefits for the Chief Executive Officer and executive officers, and designs, recommends for Board approval and administers the Company's stock-based compensation plans. The Compensation Committee met twice during 1998.

     The Executive Committee is composed of Messrs. Billett -- Chairman, Becker, Dunn, Jacobs, Sargent and Watkins. The Committee meets when required on short notice during intervals between the meetings of the Board of Directors and has authority to exercise all the powers of the Board of Directors concerning the management and direction of the affairs of the Company, subject to specific directions of the Board of Directors and subject to the limitations of the General Corporation Law of the State of Delaware. The Executive Committee met once during 1998.

     The Investment Committee is composed of Messrs. Billett -- Chairman, Dunn, Jacobs and Wilcox. The Committee exercises authority with respect to financial matters including the investment of the Company's assets, assessment of the potential impact of both short-term and long-term economic trends and the establishment of related investment guidelines. The Investment Committee met four times during 1998.

                                   MANAGEMENT

     The following table reflects information as of the date of this Proxy Statement regarding the number of shares of the Company's common stock beneficially owned by each director, by the executive officers named in the Summary Compensation table below and by all directors and executive officers as a group:

                                                                    AMOUNT OF
                                                             BENEFICIAL OWNERSHIP(1)
                                                           ---------------------------
                                                           NUMBER OF SHARES
                                                             COMMON STOCK      PERCENT
                                                           ----------------    -------
DIRECTORS
  W. Marston Becker......................................       612,019(2)       5.8%
  Anthony S. Brown.......................................         9,075(3)         *
  Neil Dunn..............................................         8,250(3)         *
  P. Anthony Jacobs......................................         9,750(3)         *
  Joseph D. Sargent......................................       123,426(3)(4)    1.2%
  Frederick D. Watkins...................................        12,450(3)         *
  Stephen R. Wilcox......................................         6,750(3)         *
NAMED EXECUTIVE OFFICERS
  James F. Billett, Jr. .................................       295,755(5)       2.8%
  Stephen H. Binet.......................................        80,676(6)       0.8%
  Pierre D. Croizat......................................        11,034(7)       0.1%
  Paul Feldsher..........................................        76,514(8)       0.7%
  Robert A. Giambo.......................................        57,933(9)       0.5%
  Alan L. Hunte..........................................        83,862(10)      0.8%
  James E. Roberts.......................................        32,878(11)      0.3%
Directors and executive officers as a group (14
  individuals)...........................................     1,420,372         13.1%

---------------
 *   Less than 0.1%

(1) Includes, in each case, shares deemed to be beneficially owned by such persons because they hold or share investment or voting power. Includes, as to directors, a total of 44,250 shares subject to outstanding stock options which are vested and exercisable within 60 days of the date of this Proxy Statement. Includes, as to executive officers, a total of 154,920 shares subject to outstanding stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 96,743 Restricted Shares not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights and which are included in the computation of such executive officers' percentage of beneficial ownership.

(2) Includes 3,750 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement. Also includes the shares attributed to Orion Capital Corporation (see "Principal Stockholders"). Mr. Becker is Chairman of the Board and Chief Executive Officer of Orion Capital Corporation and serves on its Investment and Executive Committees. Mr. Becker disclaims beneficial ownership of the shares attributed to Orion Capital Corporation.

(3) Includes 6,750 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement.

(4) Also includes 30,150 shares owned by relatives or held in trust for them, as to which Mr. Sargent disclaims beneficial ownership.

(5) Includes 27,415 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 26,076 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(6) Includes 30,958 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 14,009 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(7) Includes 5,000 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 6,034 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(8) Includes 28,708 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 12,387 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(9) Includes 27,173 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 11,281 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(10) Includes 27,583 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 11,827 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(11) Includes 8,083 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 15,129 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Stephen H. Binet, 44, a director of Trenwick America Re since 1988 and an Executive Vice President since 1993, co-heads its underwriting operations and chairs its Marketing Committee. Mr. Binet joined Trenwick America Re in 1980, prior to which time he was employed by General Reinsurance Corporation.

     Pierre D. Croizat, 58, has been Managing Director and Chief Executive Officer of Trenwick Holdings and a Director and Chairman of Trenwick International since February 1998. From April 1996 until joining the Company in September 1997, he was engaged in reinsurance consulting. Previously, he headed the Paris-based Sorema Group of global reinsurance companies.

     Paul Feldsher, 50, has been a director of Trenwick America Re since 1988 and was appointed Executive Vice President in 1993. Mr. Feldsher manages Trenwick America Re's underwriting policy and quality control operations and chairs its Underwriting Committee. He also serves as a Director of Trenwick Holdings. He began his career with Liberty Mutual Insurance Company in 1972 and was employed by North American Reinsurance prior to joining Trenwick America Re in 1983.

     Robert A. Giambo, 45, has served as a director and Chief Actuary of Trenwick America Re since 1988, and was appointed Executive Vice President in 1993. He is also a Director of Trenwick Holdings. Prior to joining Trenwick America Re in 1986, he was associated with The Home Insurance Company and The Insurance Services Office. Mr. Giambo received his Casualty Actuarial Fellowship in 1980.

     Alan L. Hunte, 49, was appointed Vice President of the Company in 1984, Treasurer in 1987 and Chief Financial Officer in 1993. He has been a director and Treasurer of Trenwick America Re since 1988 and also Executive Vice President and Chief Financial Officer of Trenwick America Re since 1993. He serves as a Director of both Trenwick Holdings and Trenwick International. Mr. Hunte is a Chartered Accountant, having served as audit manager for a public accounting firm prior to joining the Company in 1981.

     James E. Roberts, 53, was appointed director and Vice Chairman of Trenwick America Re in 1995. Mr. Roberts co-heads Trenwick America Re's underwriting operations. He was previously associated with Re Capital Corporation and its principal operating subsidiary, Re Capital Reinsurance Corporation, a property-casualty reinsurer. At the former, he served as President and Chief Executive Officer from March 1992 until joining Trenwick America Re. He was President and Chief Executive Officer of the operating subsidiary from 1991 until May 1995.

DIRECTORS' COMPENSATION

     For the year ended December 31, 1998, each non-employee director chairing a Board Committee received an annual retainer of $17,500, and each other non-employee director received an annual retainer of $15,000. In addition, each non-employee director received a fee of $1,000 for each Board meeting attended, plus reimbursement of all customary expenses incurred in connection with attendance at Board meetings. Directors who served on the various Board Committees each received, in addition to the above amounts, a meeting fee of $750 per Committee meeting attended in conjunction with a regularly scheduled Board meeting and $1,000 per Committee meeting attended not in conjunction with a regularly scheduled Board meeting, plus reimbursement of customary expenses incurred in connection with attendance at each Committee meeting. The Company also pays the premium to provide the directors with $250,000 of coverage under a group Travel Accident Insurance policy.

     Under the Company's Deferred Compensation Plan, non-employee directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either (i) at the interest rate determined by the Compensation Committee or (ii) based upon the performance of the Company's common stock, including any dividends paid thereon. A participating non-employee director will receive all amounts so deferred and accrued in one payment on the first business day of the year following the year in which the participant ceases to be a director.

OTHER COMPENSATION FOR OUTSIDE DIRECTORS

     The Company maintains a Retirement Plan which covers non-employee directors. At the time of retirement, a director becomes entitled to receive, for that number of years equal to the number of years of service as a director, an annual pension benefit equal to 50% of the amount of the director's final annual retainer. Except for Mr. Watkins, who has been exempted, directors who have attained age 70 cannot stand for re-election and must retire.

     Pursuant to the 1993 Stock Option Plan for Non-Employee Directors (the "Option Plan"), each of the Company's eligible non-employee directors has received a one-time grant of an option for 3,000 shares of the Company's common stock. Under the Option Plan, each eligible director is granted an option for an additional 750 shares immediately following each Annual Meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 1998, 1997 and 1996 of all persons who were, at December 31, 1998, the Chief Executive Officer and the six other most highly paid officers of the Company (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                     ANNUAL COMPENSATION                   AWARDS
                                              ---------------------------------   -------------------------
                                                                                   RESTRICTED    SECURITIES
                                                                  OTHER ANNUAL       SHARE       UNDERLYING    ALL OTHER
NAME &                                        SALARY     BONUS    COMPENSATION       AWARDS       OPTIONS/    COMPENSATION
PRINCIPAL POSITION                     YEAR   ($)(1)    ($)(2)       ($)(3)          ($)(4)       SARS (#)       ($)(5)
------------------                     ----   -------   -------   -------------   ------------   ----------   ------------
James F. Billett, Jr.................  1998   526,928   350,000      76,274         739,245        24,573       125,417
  Chairman, President &                1997   446,492   405,000      88,201                                     108,183
  Chief Executive Officer              1996   430,496   375,000      84,373                                      97,717
Stephen H. Binet.....................  1998   288,472   175,000                     393,266        12,287        34,155
  Executive Vice President,            1997   247,692   200,000                                                  32,490
  Trenwick America Re                  1996   237,808   175,000                                                  30,667
Pierre Croizat.......................  1998   330,971   300,000                                    25,000        16,419
  Chairman, Trenwick                   1997    78,462
  International Ltd.*
Paul Feldsher........................  1998   241,923   225,000                     360,016        12,287        34,177
  Executive Vice President,            1997   212,692   225,000                                                  32,509
  Trenwick America Re                  1996   203,038   150,000                                                  30,686
Robert A. Giambo.....................  1998   236,154   200,000                     310,501        10,239        34,186
  Executive Vice President &           1997   187,692   200,000                                                  32,518
  Chief Actuary, Trenwick              1996   177,923   125,000                                                  30,694
  America Re
Alan L. Hunte........................  1998   236,154   250,000                     335,516        12,287        34,181
  Vice President,                      1997   187,692   250,000                                                  32,513
  Chief Financial Officer &            1996   177,923   125,000                                                  30,690
  Treasurer
James E. Roberts.....................  1998   300,014   175,000                     442,266        12,287        32,761
  Vice Chairman, Trenwick              1997   296,769   200,000                                                  31,240
  America Re                           1996   283,462   175,000                                    15,000        29,480

---------------

 * Mr. Croizat is also Managing Director and Chief Executive Officer of Trenwick Holdings. He joined Trenwick in September 1997.

(1) Includes all before-tax contributions to the Company's 401(k) Savings Plan.

(2) Includes cash bonus awards earned for the indicated calendar years.

(3) Consists of personal benefits provided by the Company for the indicated calendar years in which the amounts exceeded the lesser of $50,000 or ten percent of the Named Executive's combined salary and bonus for the year. Includes $43,653 for each of 1998, 1997 and 1996 for supplemental whole life and health benefits and, for 1998, 1997 and 1996, respectively, automobile expenses of $29,121, $38,868, and $35,040.

(4) Amounts reflect (a) Restricted Shares awarded as follows on January 20, 1998, based on the closing price per share on such date of $35.00: Mr. Billett, 12,550 shares, Mr. Binet, 6,950 shares, Mr. Feldsher, 6,000 shares, Mr. Giambo, 5,300 shares, Mr. Hunte, 5,300 shares and Mr. Roberts, 8,350 shares; and (b) Restricted Shares awarded as follows on March 4, 1998, based on the closing price per share on such date of $36.625: Mr. Billett, 8,191 shares, each of Messrs. Binet, Feldsher, Hunte and Roberts, 4,096 shares, and Mr. Giambo, 3,413 shares. The Restricted Shares vest in equal annual installments over five years from the date of award, beginning in 1999. Dividends are paid on Restricted Shares at the same rate as paid to all stockholders and, as permitted, those amounts have not been included in this table. The aggregate total of unvested Restricted Share holdings of each of the Named

    Executives as of December 31, 1998, at the then applicable market price per share of $32.625, were as follows:

                                                     UNVESTED
NAME                                             RESTRICTED SHARES    VALUE ($)
----                                             -----------------    ---------
James F. Billett, Jr. .........................       20,741           676,675
Stephen H. Binet...............................       11,046           360,378
Pierre Croizat.................................           --                --
Paul Feldsher..................................       10,096           329,382
Robert A. Giambo...............................        8,713           284,262
Alan L. Hunte..................................        9,396           306,545
James E. Roberts...............................       12,446           406,051

(5) Includes Company contributions to the Company's 401(k) Savings Plan on behalf of each of the Named Executives other than Mr. Croizat (who did not participate in 1998) of $9,600 in 1998, $9,500 in 1997 and $9,000 in 1996
    (the maximum contribution under the Plan in each case). Also includes Company contributions to the Company's Pension Plan, a qualified defined contribution plan (the "Qualified Pension Plan"), of $12,800 in 1998, $12,800 in 1997 and $12,000 in 1996 for each of the Named Executives other than Mr. Croizat, who became eligible to participate in the last quarter of 1998 and for whom $7,539 was contributed in 1998. Also includes contributions made and interest credited for each of these Named Executives to the Company's Supplemental Executive Retirement Plan (consisting of contributions in excess of Qualified Pension Plan contribution limits imposed by the Internal Revenue Code). For Mr. Billett, contributions were $61,754, $52,920 and $49,276, respectively, and interest credited was $41,262, $32,963 and $27,441, respectively, for 1998, 1997 and 1996. For
    1998, the contribution for each of the other Named Executives was $8,800, and interest credited was $2,875, $2,897, $2,906, $2,901 and $1,481 and for
    Messrs. Binet, Feldsher, Giambo, Hunte and Roberts, respectively (Mr. Croizat not having been credited with any contributions prior to December 31, 1998). For 1997, the contribution for each of the other Named Executives (except Mr. Croizat) was $8,240 and interest credited was $1,950, $1,969, $1,978, $1,973 and $700 and for Messrs. Binet, Feldsher, Giambo, Hunte and Roberts, respectively. For 1996, the contribution for each of the other Named Executives (except Mr. Croizat) was $8,480, and interest credited for Messrs. Binet, Feldsher, Giambo and Hunte and was $1,187, $1,206, $1,214 and $1,212, respectively (Mr. Roberts not having been credited with any contributions prior to December 31, 1996).

     The following table sets forth information with respect to stock option grants to the Named Executives in 1998. The options, granted on February 27, 1998 to Mr. Croizat and on March 4, 1998, to the other Named Executives, pursuant to the Company's 1993 Stock Option Plan, become exercisable in five equal annual installments beginning one year from the date of grant, but become immediately exercisable in full in the event of a change in control of the Company. They are subject to termination prior to their expiration date in the event of termination of the grantee's employment.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                           ANNUAL RATES
                           NUMBER OF     PERCENT OF TOTAL                                 OF STOCK PRICE
                           SECURITIES      OPTIONS/SARS                                    APPRECIATION
                           UNDERLYING       GRANTED TO      EXERCISE OR                 FOR OPTION TERM ($)
                          OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------
NAME                      GRANTED (#)    FISCAL YEAR (%)      ($/SH)         DATE         5%         10%
----                      ------------   ----------------   -----------   ----------   --------   ----------
James F. Billett,
  Jr. ..................     24,573            20.7           36.625        3/4/08     565,996    1,434,346
Stephen H. Binet........     12,287            10.3           36.625        3/4/08     283,010      717,202
Pierre D. Croizat.......     25,000            21.0           36.500       2/27/08     573,866    1,454,290
Paul Feldsher...........     12,287            10.3           36.625        3/4/08     283,010      717,202
Robert A. Giambo........     10,239             8.6           36.625        3/4/08     235,838      597,659
Alan L. Hunte...........     12,287            10.3           36.625        3/4/08     283,010      717,202
James E. Roberts........     12,287            10.3           36.625        3/4/08     283,010      717,202

     The following table sets forth all stock options exercised during 1998 by the Named Executives and the number of unexercised options held by the Named Executives at December 31, 1998. Also included is the value of "in-the-money" options on December 31, 1998. In-the-money options are options whose exercise price is less than the fair market value of the Company's common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF
                                                            SECURITIES          VALUE OF
                                                            UNDERLYING        UNEXERCISED
                                                           UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS/SARS       OPTIONS/SARS
                                 SHARES                   AT FY-END (#)     AT FY-END ($)(2)
                               ACQUIRED ON     VALUE      --------------    ----------------
                                EXERCISE      REALIZED     EXERCISABLE/       EXERCISABLE/
NAME                               (#)         ($)(1)     UNEXERCISABLE      UNEXERCISABLE
----                           -----------    --------    --------------    ----------------
James F. Billett, Jr. .......    36,945       802,741     22,500/152,073    133,988/759,263
Stephen H. Binet.............    15,000       329,113     28,500/ 88,787    152,318/455,558
Pierre D. Croizat............        --            --          0/ 25,000        0/        0
Paul Feldsher................    18,750       456,188     26,250/ 76,037    138,919/379,631
Robert A. Giambo.............    30,000       706,474     25,125/ 67,614    132,219/341,668
Alan L. Hunte................        --            --     25,125/ 69,662    132,219/341,668
James E. Roberts.............        --            --      5,625/ 59,162     20,391/115,547

---------------
(1) Represents in each case the difference between the fair market value per share of the Company's common stock on the date of exercise and the option exercise price per share.

(2) Represents the difference between the closing price per share of the Company's common stock on December 31, 1998, of $32.625 and the exercise price of "in-the-money" options granted to each Named Executive.

                    REPORT OF THE COMPENSATION COMMITTEE ON
             THE COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of five independent outside directors, four of whom have served together in such capacity since 1986. The fifth, Committee Chairman W. Marston Becker, was named to the Committee in May 1997. The Committee meets periodically to review and recommend for Board approval the Company's compensation program for senior executives and other key employees and independently administers the stock option and other incentive plans of the Company.

     The guiding principle of the Committee is to establish a compensation program which aligns executive compensation with the Company's objectives, business strategies and financial and operational performance. In this connection, the Committee seeks to:

          (1) Attract and retain qualified executives, in a highly competitive environment, who will play a significant role in the achievement of the Company's goals.

          (2) Create a performance-oriented environment that rewards performance with respect to the financial and operational goals of the Company and which takes into account industry-wide trends and performance levels.

          (3) Reward executives for strategic management and the long-term enhancement of stockholder value.

     Compensation for the Named Executives consists of three key elements: base salary and benefits, discretionary annual cash bonus and stock-based compensation. The Committee seeks to weigh each element both separately and collectively to ensure that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the stockholders. The Committee's determinations are guided by the results of a comparative analysis of the Company's executive compensation practices which was performed in 1997 by an independent compensation consulting firm.

     The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the reinsurance industry, adjusted for the executive's experience and performance level and internal comparability considerations. The Company monitors industry salary levels through its participation in an annual industry survey administered by a nationally known compensation consulting firm. The Committee believes that base salaries should be adjusted from time to time with the objective of remaining within the range of the 50th through the 75th percentiles of the Company's peers based on survey information available to the Committee.

     In addressing the second compensation element, the Committee considers a menu of measures to be utilized in setting goals and evaluating annual performance. These measures include return on equity (ROE), growth in earnings per share (EPS), growth in dividend-adjusted book value per share, total return to shareholders and combined ratio (calculated by dividing claims, claims expenses, policy acquisition costs and underwriting expenses by net premiums earned), each of which is considered on an absolute basis and in comparison to the company's peers, as well as the accomplishment of tactical and strategic objectives. The Committee fixes the amount that may be awarded to the Chief Executive Officer ("CEO") and an aggregate amount that may be awarded to other executive officers. The CEO allocates awards among the other executive officers up to the aggregate amount, which allocations are then reviewed and ratified by the Committee.

     In authorizing 1998 bonuses for executive officers, the Committee emphasized the successful integration of Trenwick International (acquired during the first quarter of 1998) into the Company's operations and the aggressive approach to capital management reflected by the stock repurchase program initiated in the last quarter of the year. The Committee also took into account the modest downturn reflected in the numerical measures specified in the preceding paragraph. Based on these factors, the overall bonus pool for these executives was maintained at its 1997 level.

     The Company's third compensation element, stock-based compensation, provides each executive officer with a meaningful stockholding in the Company as a long-term incentive and a mechanism for aligning the executive officers' interests with those of the stockholders. Under the Company's stock plans, the Committee has the opportunity to award both stock options and restricted stock to executive officers. Each is linked to the creation of stockholder value by providing additional value to the executive as the Company's stock price increases. Options are exercisable over an extended period of time and expire within ten years of grant. Option grants are made at an exercise price not less than the fair market value of the underlying stock at the time of grant. Restricted Shares cannot be transferred until the shares vest, with vesting occurring over an extended time subject to the executive officer's continued employment. The holder has all the rights and privileges of a stockholder with respect to the Restricted Shares, other than the ability to transfer them, including the right to vote and to receive dividends.

     The 1997 compensation study recommended annual awards of Restricted Shares and stock options with a potential total value of up to a maximum of 150% of the recipient's annual salary. The Committee believes that this structure, initiated in March 1998, promotes the retention of key employees in a highly competitive labor environment while emphasizing the alignment between their interests and those of the Company's stockholders. In light of the cited performance measures, 1998's awards, distributed in March 1999, were made at the rate of 100% of 1998 salaries.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Billett's base salary is set using the same criteria as all other executive officers. His 1998 cash bonus award was reduced from the prior year's level in reflection of the Company performance factors cited above. His stock award was set at 100% of 1998 salary, in line with the other executive officers.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. No executive officer was subject to the limitations of Section 162(m) in 1998. The Committee structures stock-based compensation for executive officers so as to qualify for deductibility under the statute to the extent feasible. However, to maintain a competitive position within the Company's peer group, the Committee retains the authority the approve stock-based compensation that may not be deductible.

                                          Members of the Compensation Committee

                                          W. Marston Becker, Chairman
                                          Neil Dunn
                                          P. Anthony Jacobs
                                          Joseph D. Sargent
                                          Frederick D. Watkins

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph for the five year period commencing January 1, 1994 and ending December 31, 1998, comparing the yearly percentage change on a dividend reinvestment basis of the Company's common stock against the cumulative total stockholder return of the Standard & Poor's 500 Stock Index and the Dow Jones Insurance-Property & Casualty Index.
[5 YEAR TOTAL RETURN CHART]

                                                                                                          DOW JONES INSURANCE-
                                                   TRENWICK GROUP INC.               S&P 500               PROPERTY & CASUALTY
                                                   -------------------               -------              --------------------
Dec. 1993                                                  100                         100                         100
Dec. 1994                                                  111                         101                         105
Dec. 1995                                                  151                         139                         149
Dec. 1996                                                  127                         171                         179
Dec. 1997                                                  160                         229                         261
Dec. 1998                                                  143                         294                         282

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on the Company's review of all insiders' filings received, and written representations from reporting persons, the Company believes there were no Section 16 violations for 1998.

PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Audited financial statements of the Company and its consolidated subsidiaries are included in the Company's annual report to stockholders, a copy of which has been furnished to all stockholders of record. Upon recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers to examine its consolidated financial statements for the year ending December 31, 1999, and has determined it desirable to request that the stockholders approve such appointment. PricewaterhouseCoopers and its predecessor Price Waterhouse LLP have acted as the Company's independent accountants since 1979. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers as independent accountants for the Company for the year ending December 31, 1999.

                  STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Stockholders of the Company may present proposals for the 2000 Annual Meeting by directing such proposals to the Secretary at the corporate address. Such proposals must be received no later than December 20, 1999, in order to be included in the Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

     Management of the Company is not aware of, and does not intend to present, any matters at the Annual Meeting other than those set forth above. Should other matters properly come before the meeting, the persons named on the enclosed Proxy may vote such Proxy in accordance with their best judgment.

                                          By order of the Board of Directors,
                                          /s/ Jane T. Wiznitzer
                                          Jane T. Wiznitzer
                                          Secretary

     STOCKHOLDERS ARE ENTITLED TO RECEIVE, UPON WRITTEN REQUEST, AND WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998. PLEASE DIRECT SUCH REQUESTS TO THE OFFICE OF THE SECRETARY, TRENWICK GROUP INC., ONE CANTERBURY GREEN, STAMFORD, CONNECTICUT 06901.

                              TRENWICK GROUP INC.
                 PROXY SOLICITED ON BEHALF OF THE MANAGEMENT OF
               THE COMPANY FOR THE ANNUAL MEETING ON MAY 20, 1999

  P

  R     The undersigned hereby constitutes and appoints James F. Billett, Jr.,
        W. Marston Becker and Joseph D. Sargent and each of them, his/her true
  O and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of the Stockholders of
  X Trenwick Group Inc. to be held on May 20, 1999, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut at
  Y 10:00 a.m. local time, and at any adjournment thereof on all matters coming before said meeting.


        Election of Directors, Nominees:       COMMENTS: (change of address)
        To elect the following directors       ---------------------------------
        to terms of three years:               ---------------------------------
        Anthony S. Brown, Neil Dunn and        ---------------------------------
        P. Anthony Jacobs                      ---------------------------------


        The nominees listed above shall        (If you have written in the above
        serve their respective terms until     space, please mark the
        their successors are duly elected      corresponding box on the reverse
        and qualified.                         side of this card.)




YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                   [SEE REVERSE]
                                                                   [   SIDE    ]



--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERTY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION
                        OF DIRECTORS AND FOR PROPOSAL 2.


                  FOR  WITHHELD                      FOR     AGAINST    ABSTAIN
1. Election of   [   ]  [   ]   2. Ratification     [   ]     [   ]      [   ]
   Directors                       of the
   (see reverse)                   appointment of
                                   PricewaterCoopers
                                   LLP as independent
                                   accountants for the
                                   year ending
                                   December 31, 1999

For, except vote withheld from
the following nominee(s):

-----------------------------


                                                            Change of       [  ]
                                                            Address/Comments
                                                            on Reverse Side


                                          The signer hereby revokes all proxies
                                          previously given by the signer to vote
                                          at said meeting or any adjournments
                                          thereof.


                                           Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.



                                           -------------------------------------


                                           -------------------------------------
                                           SIGNATURE(S)               DATE


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -










                         PLEASE SIGN, DETACH AND RETURN
                              YOUR PROXY PROMPTLY